 Delivered Via Email: (bmarch@altamirainstruments.com)

February 13, 2020

Brookman March
2200 Kings Highway 3-L, #206
Port Charlotte, FL 33980

Dear Brook:

Pursuant to Section 9(c) of your Employment Agreement dated July 1, 2017 (the “Employment Agreement”), this letter shall serve as written notice of your termination of employment with Scientific Industries, Inc. (the “Company”), effective February 14, 2020 (the “Termination Date”). This letter outlines certain information relating to the termination of your employment.

Final Pay. The Company will pay you your salary through the Termination Date, in accordance with the Company’s standard payroll practices.

Severance Payment. Pursuant to Section 9(c) of the Employment Agreement, the Company will pay your salary for one year from the Termination Date (the “Severance Payment”), including any accrued but unused vacation and sick time. The Severance Payment will be paid to you in accordance with the Company’s standard payroll practices.

Health Insurance Benefits.   The Company will continue your enrollment in the Company’s health insurance for one year from the Termination Date.

Other than the Final Pay and the Severance Payment, you are not entitled to receive any further compensation from the Company.

Stock Options Through the Termination Date. The Company has granted you the following options to purchase common stock of the Company (the “Options”): options for up to 7,500 shares of its Common Stock pursuant to the Company’s 2012 Stock Option Plan. As of the Termination Date, 5,000 Options are vested. The Options are exercisable subject to the terms of the applicable Option Agreement and the Company’s 2012 Stock Option Plan. The Options will continue to vest in accordance with the Option Agreement(s) and the Plan, and automatically cease to vest as of the Termination Date.

Deactivation of Access. As of the Termination Date, your access to the Company’s premises, email, keycards, or other logins or permissions will be disabled.

Non-Competition; Non-Interference; Non-Solicitation. You are reminded of your obligations under Section 7 of the Employment Agreement regarding Non-Competition, Non-Interference, and Non-Solicitation.

Return of Property. You are further requested to return all Company property or equipment and proprietary information as required by Section 6(d) of the Employment Agreement within 5 days of the Termination Date.

Company Contact. If you have any questions regarding your termination, please contact me at 631-930-1901 or email at hsantos@scientificindustries.com

Scientific Industries, Inc.

By:	/s/ Helena Santos
Name: Helena Santos
Title:President

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